Exhibit 10.5(g) con't








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                                 FOOTSTAR, INC.
                    Employment Agreement for Mark G. Morrison

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                                 FOOTSTAR, INC.

                    Employment Agreement for Mark G. Morrison



                                                                           PAGE
                                                                           ----

1.  Definitions............................................................... 1

2.  Term of Employment........................................................ 2

3.  Position, Duties and Responsibilities..................................... 2

4.  Base Salary............................................................... 2

5.  Annual Incentive Awards................................................... 2

6.  Long-Term Stock Incentive Programs........................................ 3

7.  Employee Benefit Programs................................................. 3

8.  Disability................................................................ 4

9.  Reimbursement of Business and Other Expenses; Perquisites................. 5

10. Termination of Employment................................................. 5

11. Confidentiality; Cooperation with Regard to Litigation....................14

12. Non-competition...........................................................15

13. Non-solicitation of Employees.............................................16

14. Remedies..................................................................16

15. Resolution of Disputes....................................................16

16. Indemnification...........................................................17

17. Excise Tax Gross-Up.......................................................18

18. Effect of Agreement on Other Benefits.....................................19

19. Assignability; Binding Nature.............................................19

20. Representation............................................................20

21. Entire Agreement..........................................................20

22. Amendment or Waiver.......................................................20

23. Severability.............................................................20

24. Survivorship.............................................................20

25. Beneficiaries/References.................................................20

26. Governing Law/Jurisdiction...............................................21

27. Notices..................................................................21

28. Headings.................................................................21

29. Counterparts.............................................................22









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                              EMPLOYMENT AGREEMENT



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           AGREEMENT, made and entered into as of the 1st day of August, 2001 by and between Footstar, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Mark G.
Morrison. (the "Executive").

                              W I T N E S S E T H :

           WHEREAS, the Company desires to employ the Executive pursuant to an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

           NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

           1. DEFINITIONS.

                     (a) "Approved Early Retirement" shall have the meaning set forth in Section 10(f) below.

                     (b) "Base Salary" shall have the meaning set forth in
Section 4 below.

                     (c) "Board" shall mean the Board of Directors of the Company.

                     (d) "Cause" shall have the meaning set forth in Section 10(b) below.

                     (e) "Change in Control" shall have the meaning set forth in
Section 10(c) below.

                     (f) "Confidential Information" shall have the meaning set forth in Section 11 below.

                     (g) "Constructive Termination Without Cause" shall have the meaning set forth in Section 10(c) below.

                     (h) "Effective Date" shall have the meaning set forth in
Section 2 below.

                     (i) "1996 ICP" shall have the meaning set forth in Section 5 below.

                     (j) "Normal Retirement" shall have the meaning set forth in
Section 10(f) below.

                     (k) "Original Term of Employment" shall have the meaning set forth in Section 2 below.

                     (l) "Renewal Term" shall have the meaning set forth in
Section 2 below.

                     (m) "Restriction Period" shall have the meaning set forth in Section 12 below.

                     (n) "SERP" shall have the meaning set forth in Section 7 below.

                     (o) "Severance Period" shall have the meaning set forth in
Section 10(c)(ii) below, except as provided otherwise in Section 10(e) below.

                     (p) "Subsidiary" shall have the meaning set forth in
Section 11 below.

                     (q) "Term of Employment" shall have the meaning set forth in Section 2 below.


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                     (r) "Termination Without Cause" shall have the meaning set forth in Section 10(c) below.

           2. TERM OF EMPLOYMENT.

                     (a) The term of the Executive's employment under this Agreement shall commence on August 1, 2001 (the "Effective Date") and end on the third anniversary of such date (the "Original Term of Employment"). The Original Term of Employment shall be automatically renewed for successive one-year terms (the "Renewal Terms") unless at least 180 days prior to the expiration of the Original Term of Employment or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term of Employment. "Term of Employment" shall mean the Original Term of Employment and all Renewal Terms.

                     (b) Notwithstanding anything in this Agreement to the contrary, at least one year prior to the expiration of the Original Term of Employment, the Parties shall meet to discuss this Agreement and may agree in writing to modify any of the terms of this Agreement.

           3. POSITION, DUTIES AND RESPONSIBILITIES.

                     (a) GENERALLY. Executive shall serve as a senior executive of the Company. Executive shall have and perform such duties, responsibilities, and authorities as shall be specified by the Company from time to time and as are customary for a senior executive of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and as are consistent with such position and status. Executive shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness), and his best efforts, abilities, experience, and talent to his position and the businesses of the Company.

                     (b) OTHER ACTIVITIES. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude the Executive from (i) engaging in charitable activities and community affairs and (ii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement. Unless approved in writing by the Board or Chief Executive Officer of the Company, the Executive may not serve on the board of directors of any corporation or the board of any association and/or charitable organization.

           4. BASE SALARY.

                     The Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices (including pay periods) for other senior - level executives of the Company, of not less than $260,000 subject to annual review thereafter for increase at the discretion of the Compensation Committee of the Board ("Base Salary").

           5. ANNUAL INCENTIVE AWARDS.

                     The Executive shall participate in the Company s 1996 Incentive Compensation Plan (the "1996 ICP") with a target annual incentive award opportunity of no less than 40% of Base Salary or in a successor plan to the 1996 ICP that provides the Executive with an equivalent opportunity. Payment of annual incentive awards shall be made at the same time that other senior-level executives receive their incentive awards.



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           6. LONG-TERM STOCK INCENTIVE PROGRAMS.

                     (a) GENERAL. The Executive shall be eligible to participate in and to receive stock incentive awards under the 1996 ICP and any successor plan. Executive shall receive a number of restricted shares of Footstar deferred stock calculated by dividing $140,000 by the fair market value of Footstar stock on the Effective Date subject to the terms and conditions set forth in the attached Exhibit A. Executive shall also receive an initial stock option grant of Non Qualified shares at an exercise price equal to the fair market value of Footstar stock on the Effective Date. Such stock options shall be subject to all the terms and conditions set forth in the attached Exhibit B and B2.

                     (b) CAREER EQUITY PROGRAM. The Executive shall be eligible to participate in the Company s Career Equity Program which is currently based on a three year rolling performance cycle with a target long term incentive award opportunity of no less than 25% of Base Salary or in a successor plan or program that provides the Executive with an equivalent opportunity. Executive shall be eligible for pro-rata awards for the performance cycles beginning with the cycle ending with fiscal year 2001 based on meeting the performance goals for such cycles.

           7. EMPLOYEE BENEFIT PROGRAMS.

                     (a) GENERAL BENEFITS. During the Term of Employment, the Executive shall be entitled to participate in such employee pension and welfare benefit plans and programs of the Company as are made available to the Company s senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, travel accident, life insurance and relocation plans.



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                     (b) SERP. The Executive shall be entitled to participate in the Company's supplemental retirement plan ("SERP") providing for, among other things, a lifetime annuity benefit for the Executive equal to 2% of his average high three of last 10 years salary plus actual annual bonus (before any deferrals) for each year (full and partial) of service with the Company subject to all the terms and conditions set forth in the plan, a copy of which is attached hereto as Exhibit C.

                     (c) DEFERRAL OF COMPENSATION. The Executive shall be entitled to participate in any deferral arrangements or programs implemented from time to time by the Company, including the Company's STEP Program, a description of which is attached hereto as Exhibit D, permitting Executive to elect to defer receipt, pursuant to written deferral election terms and forms (the "Deferral Election Forms"), of all or a specified portion of (i) his annual Base Salary and annual incentive compensation under Sections 4 and 5, (ii) long term incentive compensation under Section 6 and (iii) shares acquired upon exercise of options to purchase Company common stock that are acquired in an exercise in which Executive pays the exercise price by the surrender of previously acquired shares, to the extent of the net additional shares otherwise issuable to Executive in such exercise; PROVIDED, HOWEVER, that such deferrals shall not reduce Executives total cash compensation in any calendar year below the sum of (i) the FICA maximum taxable wage base plus (ii) the amount needed, on an after-tax basis, to enable Executive to pay the 1.45% medicare tax imposed on his wages in excess of such FICA maximum taxable wage base. In addition, the Committee may require mandatory deferral of amounts payable as annual incentive compensation under Section 5 or long term incentive compensation under Section 6, which deferrals will not be inconsistent with employee's written deferral election referred to in this Section 7(c).

                     In accordance with such duly executed Deferral Election Forms or the terms of any such mandatory deferral, the Company shall credit to one or more bookkeeping accounts maintained for Executive on the respective payment date or dates, amounts equal to the compensation subject to deferral, such credits to be denominated in cash if the compensation would have been paid in cash but for the deferral or in shares if the compensation would have been paid in shares but for the deferral.





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                     Except as otherwise provided under Section 10, in the event of Executive s termination of employment with the Company or as otherwise determined by the Committee in the event of hardship on the part of Executive, upon such date(s) or event(s) set forth in the Deferral Election Forms
(including forms filed after deferral but before settlement in which Executive may elect to further defer settlement) or under the terms of any mandatory deferral, the Company shall promptly pay to Executive cash equal to the value of the assets then credited to Executive s deferral accounts, less applicable withholding taxes, and such distribution shall be deemed to fully settle such accounts. The Company and Executive agree that compensation deferred pursuant to this Section 7(c) shall be fully vested and nonforfeitable; HOWEVER, Executive acknowledges that his rights to the deferred compensation provided for in this
Section 7(c) shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of Executive, or be assignable or transferable by Executive, otherwise than by will or the laws of descent and distribution, provided that Executive may designate one or more beneficiaries to receive any payment of such amounts in the event of his death.

           8. DISABILITY.

                     (a) During the Term of Employment, as well as during the Severance Period (to the extent Executive does not receive equivalent disability coverage and benefits under the plan or program of a subsequent employer during such period), the Executive shall be entitled to disability coverage as described in this Section 8(a). In the event the Executive becomes disabled, as that term is defined under the Company s Long-Term Disability Plan, the Executive shall be entitled to receive pursuant to the Company s Long-Term Disability Plan or otherwise, and in place of his Base Salary and any other employee benefits other than for disabled employees, an amount equal to 60% of his Base Salary, at the annual rate in effect at the commencement date of his Company long-term disability benefit ("Commencement Date") for a period beginning on the Commencement Date and ending with the earlier to occur of (A) the Executive s attainment of age 65 or (B) the Executive s commencement of benefits under the SERP upon his election to receive such benefits. If (i) the Executive ceases to be disabled (as determined in accordance with the terms of the Long-Term Disability Plan) during the Term of Employment, (ii) his position or another senior executive position is then vacant and (iii) the Company requests in writing that he resume such position, he may elect to resume such position by written notice to the Company within 15 days after the Company delivers its request. If he resumes such position, he shall thereafter be entitled to his Base Salary at the annual rate in effect at the Commencement Date and, for the year he resumes his position, a pro rata annual incentive award and to participate in any other employee benefit programs outlined in
Section 6 and 7 of this Agreement that are then in effect. If he ceases to be disabled and does not resume his position in accordance with the preceding sentence, he shall be treated as if he voluntarily terminated his employment pursuant to Section 10(e) as of the date the Executive ceases to be disabled. If the Executive is not offered his position or another senior executive position after he ceases to be disabled during the Term of Employment, he shall be treated as if his employment was terminated without Cause pursuant to Section 10(c) as of the date the Executive ceases to be disabled.

                     (b) The Executive shall be entitled to a pro rata annual incentive award for the year in which the Commencement Date occurs based on 40 % of Base Salary paid to him during such year prior to the Commencement Date, payable in a lump sum promptly after the Commencement Date. The Executive shall not be entitled to any annual incentive award with respect to the period following the Commencement Date unless he resumes his position in accordance with Subsection (a) above. If the Executive recommences his position in accordance with Section 8(a), he shall be entitled to a pro rata annual incentive award for the year he resumes his position and shall thereafter be entitled to annual incentive awards in accordance with Section 5 hereof.









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                     (c) During the period the Executive is receiving disability benefits pursuant to Section 8(a) above, he shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which he was participating on the Commencement Date, including without limitation, the benefits and entitlements referred to in Sections 6 and 7 above, except that the Executive shall not be entitled to receive any annual salary increases or any new stock incentive awards following the Commencement Date.

           9. REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES.

                     The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all business expenses incurred in connection therewith, subject to documentation in accordance with the Company's policy.

           10. TERMINATION OF EMPLOYMENT.

                     (a) TERMINATION DUE TO DEATH. In the event the Executive s employment with the Company is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

                         (i) Base Salary through the date of death, which shall
be paid in a single lump sum not later than 15 days following the Executive s death;

                         (ii) pro rata annual incentive award for the year in
which the Executive s death occurs assuming that the Executive would have received an award equal to 40% of Base Salary for such year, which shall be payable in a lump sum promptly (but in no event later than 15 days) after his death;

                         (iii) lapse of all restrictions on any restricted stock
award (including any performance-based restricted stock) outstanding at the time of his death;

                         (iv) Company common stock, issued without restrictions,
equal to any outstanding award of contingent shares as of the date of death, including any matching grant under the Company s "STEP" program or deferred restricted stock award;

                         (v) immediate vesting of all outstanding stock options
and the right to exercise such stock options for a period of one year following death (or such longer period as may be provided in stock options granted to other similarly situated executive officers of the Company) or for the remainder of the exercise period, if less;

                         (vi) immediate vesting of all outstanding awards under
the "Career Equity" program and a pro rata payment of such awards based on target performance, payable in a cash lump sum promptly (but in no event later than 15 days) after his death;

                         (vii) the balance of any incentive awards earned as of
year end of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Executive s death;

                         (viii) in the event that the Executive s death occurs
before he has met the age and service requirements of the SERP, the Company will provide his spouse with a 50% survivor annuity as if he had met such age and service requirements at the time of his death, payable in accordance with the terms of the SERP but subject to such other adjustments as may be provided in the SERP;







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                         (ix) settlement of all deferred compensation
arrangements in accordance with the Executive s duly executed Deferral Election Forms or the terms of any mandatory deferral; and

                         (x) other or additional benefits then due or earned in
accordance with applicable plans and programs of the Company.

                     (b) TERMINATION BY THE COMPANY FOR CAUSE.

                         (i) "Cause" shall mean:

                         (A) the Executive s willful and material breach of
Sections 11, 12 or 13 of this Agreement;

                         (B) the Executive is convicted of a felony involving
moral turpitude; or

                         (C) the Executive engages in conduct that constitutes
willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

For purposes of this Agreement, an act or failure to act on Executive s part shall be considered "willful" if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

                         (ii) A termination for Cause shall not take effect
unless the provisions of this paragraph (ii) are complied with. The Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Company s learning of such act or acts or failure or failures to act. The Executive shall have 10 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Compensation Committee of the Board at which the Executive is entitled to appear. Such hearing shall be held within 15 days of such notice to the Executive, provided he requests such hearing within 10 days of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause. Such hearing shall not limit any other review as set forth in this Agreement on a DE NOVO basis. Such hearing shall be limited to the grounds set forth in the termination notice.

                         (iii) In the event the Company terminates the Executive
s employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be:

                         (A) Base Salary through the date of the termination of
his employment for Cause, which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;

                         (B) any incentive awards earned as of year end of the
prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;








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                         (C) settlement of all deferred compensation
arrangements in accordance with the Executive s duly executed Deferral Election Form or the terms of any mandatory deferral; and

                         (D) other or additional benefits, to the extent then
due or earned in accordance with applicable plans or programs of the Company, including but not limited to stock or stock option programs, the Career Equity Program or the SERP.

                     (c) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE PRIOR TO CHANGE IN CONTROL. In the event the Executive s employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to the Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined below), in either case prior to a Change in Control (as defined below) the Executive shall be entitled to and his sole remedies under this Agreement shall be:

                         (i) Base Salary through the date of termination of the
Executive s employment, which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;

                         (ii) Base Salary, at the annualized rate in effect on
the date of termination of the Executive s employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), for a period of 18 months following such termination (the "Severance Period"); provided further that the salary continuation payment under this Section 10(c)(ii) and Section 10(c)(iv) shall be in lieu of any salary continuation arrangements under any other severance program of the Company or any other agreement between the Executive and the Company;

                         (iii) pro rata annual incentive award for the year in
which termination occurs based on the bonus that would have been received by the Executive for such year, payable in a lump sum at the same time such award is actually paid to other employees.;

                         (iv) an amount equal to 40% of Base Salary multiplied
by 1.5 payable in equal monthly installments over the Severance Period:

                         (v) Company common stock, issued without restrictions,
equal to the number of unvested shares of deferred stock relating to any matching grant under the Company's "STEP" program multiplied by a fraction the numerator of which is the number of completed years of employment (or any part thereof) with the Company following the date on which such matching grant was awarded and the denominator of which is the vesting period ;

                         (vi) Company common stock, issued without restrictions,
equal to the number of unvested shares of deferred restricted stock awarded to the Executive multiplied by a fraction the numerator of which is the number of completed years of employment (or any part thereof) with the Company following the date on which such award was granted and the denominator of which shall be the vesting period ;

                         (vii) immediate vesting of all outstanding awards under
the "Career Equity" program relating to completed performance cycles, payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive's termination of employment;

                         (viii) the right to exercise all outstanding stock
options that are vested as of the date of termination during the Severance Period or for the remainder of the exercise period, if less;


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                         (ix) the balance of any incentive awards earned as of
year end of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;

                         (x) settlement of all vested deferred stock or cash
compensation arrangements in accordance with the Executive s duly executed Deferral Election Forms or the terms of any mandatory deferral;

                         (xi) continued participation in all medical, health and
life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

                         (A) the end of the Severance Period; or

                         (B) the date, or dates, he receives equivalent coverage
and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (xi) of this Section 10(c), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (xi) of this Section 10(c), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

                         (xii) other or additional benefits then due or earned
in accordance with applicable plans and programs of the Company.

                         "Termination Without Cause" shall mean the Executive s
employment is terminated by the Company for any reason other than Cause (as defined in Section 10 (b)) or due to death.

                         "Constructive Termination Without Cause" shall mean a
termination of the Executive s employment at his initiative as provided in this
Section 10(c) following the occurrence, without the Executive s written consent, of one or more of the following events (except as a result of a prior termination):

                         (A) an assignment of any duties to Executive which are
inconsistent with his status as a senior executive of the Company;

                         (B) a decrease in annual Base Salary, target annual
incentive award opportunity below 40% of Base Salary or target long term incentive award opportunity below 25% of Base Salary;

                         (C) any other failure by the Company to perform any
material obligation under, or breach by the Company of any material provision of, this Agreement that is not cured within 30 days; or

                         (D) any failure to secure the agreement of any
successor corporation or other entity to the Company to fully assume the Company s obligations under this Agreement.

In addition, following a Change in Control, "Constructive Termination Without Cause" shall also mean a termination of the Executive s employment at his initiative as provided in this Section 10(c) following the occurrence, without the Executive s written consent, of a relocation of his principal place of employment outside a 35-mile radius of his principal place of employment as in effect immediately prior to such Change in Control.






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                         (i) A "Change in Control" shall be deemed to have
occurred if:

                         (A) An acquisition by any Person of Beneficial
Ownership of the shares of common stock of the Company then outstanding (the "Company Common Stock Outstanding") or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the "Company Voting Securities Outstanding"), if such acquisition of Beneficial Ownership results in the Person s Beneficially Owning 25% or more of the Company Common Stock Outstanding or 25% or more of the combined voting power of the Company Voting Securities Outstanding. In this regard, if, as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of Company Common Stock Outstanding or Company Voting Securities Outstanding, increases the proportional number of shares Beneficially Owned by any person (the "Subject Person"), such that the Subject Person has Beneficial Ownership of more than 25% of the Company Common Stock Outstanding or the Company Voting Securities Outstanding, then such proportional increase in Beneficial Ownership shall be deemed an "acquisition" by the Subject Person within the meaning of this subsection (A); or

                         (B) The approval by the stockholders of the Company of
a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction or the issuance of shares of stock of the Company in connection with any of the foregoing,(in each case referred to in this Section 10(c) as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); PROVIDED, HOWEVER, that any merger, consolidation, sale, disposition or other similar transaction to or with Executive or entities controlled by Executive shall not constitute a Corporate Transaction; or

                         (C) A change in the composition of the Board such that
the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this Section 10(c), that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and PROVIDED, FURTHER, that any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Proxy Contest shall in no event be considered as a member of the Incumbent Board.

                         (ii) Notwithstanding the provisions set forth in
subparagraphs (i) of this Section 10(c), the following shall not constitute a Change in Control for purposes of this Agreement:

(A) any acquisition by or consummation of a Corporate Transaction with any entity that was a subsidiary of the Company immediately prior to the transaction or an employee benefit plan (or related trust) sponsored or maintained by the Company or an entity that was a subsidiary of the Company immediately prior to the transaction if, immediately after such transaction (including consummation of all related transactions), the surviving entity is controlled by no Person other than such employee benefit plan (or related trust) and/or other Persons who controlled the Company immediately prior to such transaction; or

(B) any acquisition or consummation of a Corporate Transaction following which:







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(1)  more than 50% of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction (the "Surviving Corporation"), or if more than 50% of the Surviving Corporation is Beneficially Owned, directly or indirectly, by another corporation (a "Parent Corporation"), or if there is one or more Parent Corporations, the ultimate Parent Corporation, and the combined voting power of the voting securities then outstanding of the Surviving Corporation, Parent or ultimate Parent Corporation, as applicable, entitled to vote generally in the election of directors is then Beneficially Owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be;

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Corporate Transaction constitute at least a majority of the members of the board of directors of
     (x) the Surviving Corporation, if 50% or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or
     (y) if there is one or more Parent Corporations, by the ultimate Parent Corporation; and

(3) no Person (other than (x) the Company or another corporation that is a party to the agreement formalizing the Corporate Transaction, (y) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company, or (z) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Corporate Transaction, was maintained by the Company, or any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company) has Beneficial Ownership, directly or indirectly, of 25% or more of the combined voting power of the outstanding voting securities or common stock of (I) the Surviving Corporation, if 50% or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by a Parent Corporation, or (II) if there is one or more Parent Corporations, by the ultimate Parent Corporation.



                     (iii) For purposes of this definition:

                     (A) The terms "Beneficial Ownership", "Beneficially Owning", "Beneficially Owned" and "Beneficial Owners" shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

                     (B) The term "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

                     (C) The term "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof.

                     (d) VOLUNTARY TERMINATION. In the event of a termination of employment by the Executive on his own initiative after delivery of 10 business days advance written notice, other than a termination due to death, a Constructive Termination Without Cause, or Approved Early Retirement or Normal Retirement pursuant to Section 10(f) below, the Executive shall have the same entitlements as provided in Section 10(b)(iii) above for a termination for Cause, provided that at the Company s election, furnished in writing to the Executive within 30 days following such notice of termination, the Company shall in addition pay the Executive 50% of his Base Salary for a period of 18 months following such termination in exchange for the Executive not to engage in competition with the Company or any Subsidiary as set forth in Section 12(a) below. Notwithstanding any implication to the contrary, the Executive shall not have the right to terminate his employment with the Company during the Term of Employment except in the event of a Constructive Termination Without Cause, Approved Early Retirement or Normal Retirement, and any voluntary termination of employment during the Term of Employment in violation of this Agreement shall be considered a material breach. In the event the Executive becomes disabled, as that term is defined under the Company's Long Term Disability Plan, the Executive's termination of employment shall be governed by the terms of Section 7 of this Agreement.

                     (e) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE FOLLOWING CHANGE IN CONTROL. In the event the Executive s employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to the Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined above), in either case within two years following a Change in Control (as defined above), the Executive shall be entitled to and his sole remedies under this Agreement shall be:

                     (i) Base Salary through the date of termination of the Executive s employment, which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;

                     (ii) an amount equal to two times the Executive s Base Salary, at the annualized rate in effect on the date of termination of the Executive s employment (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive s termination of employment;

                     (iii) pro rata annual incentive award for the year in which termination occurs assuming that the Executive would have received an award equal to 40% of Base Salary for such year, payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive s termination of employment;

                     (iv) an amount equal to 40% of Base Salary multiplied by two, payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive s termination of employment;

                     (v) lapse of all restrictions on any restricted stock award (including any performance-based restricted stock) outstanding at the time of termination of employment;

                     (vi) Company common stock, issued without restrictions, equal to any outstanding award of contingent shares as of the date of termination, including any matching grant under the Company s "STEP" program or deferred restricted stock award;

                     (vii) immediate vesting of all outstanding stock options and the right to exercise such stock options during the Severance Period or for the remainder of the exercise period, if less;

                     (viii) immediate vesting of all outstanding awards under the "Career Equity" program and a pro rata payment of such awards based on target performance, payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive s termination of employment;

                     (ix) the balance of any incentive awards earned as of year end of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;

                     (x) settlement of all deferred compensation arrangements in accordance with Executive s duly executed Deferral Election Forms or the terms of any mandatory deferral;

                     (xi) continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

                     (A) the end of the Severance Period; or

                     (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause
(xi) of this Section 10(e), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (xi) of this Section 10(e), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

                     (xii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of any termination pursuant to this Section 10(e), the term "Severance Period" shall mean the period of 24 months following the termination of the Executive's employment.


                     (f) APPROVED EARLY RETIREMENT OR NORMAL RETIREMENT. Upon the Executive s Approved Early Retirement or Normal Retirement (as defined below), the Executive shall be entitled to and his sole remedies under this Agreement shall be:

                     (i) Base Salary through the date of termination of the Executive s employment, which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;

                     (ii) pro rata annual incentive award for the year in which termination occurs, based on performance valuation at the end of such year and payable in a cash lump sum promptly (but in no event later than 15 days) thereafter;

                     (iii) lapse of all restrictions on any restricted stock award (including any performance-based restricted stock) outstanding at the time of his termination of employment;

                     (iv) continued vesting (as if the Executive remained employed by the Company) of any outstanding award of contingent shares as of the date of termination of employment, including any matching grant under the Company s "STEP" program or deferred restricted stock award;

                     (v) continued vesting of all outstanding stock options and the right to exercise such stock options for a period of one year following the Executive s termination of employment (or such longer period as may be provided in stock options granted to other similarly situated executive officers of the Company) or for the remainder of the exercise period, if less;

                     (vi) continued vesting (as if Executive remained employed by the Company) of all outstanding awards under the "Career Equity" program and a payment of such awards based on valuation at the end of the performance period, payable in a cash lump sum promptly (but in no event later than 15 days) thereafter;

                     (vii) the balance of any incentive awards earned as of year end of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following the Executive s termination of employment;

                     (viii) immediate vesting of benefits under the Company s SERP, with payment of such benefits to be made in accordance with the terms and conditions of the SERP as in effect at the date of the Executive s termination (or in accordance with the terms of any subsequent amendment to the SERP which is more favorable to the Executive or his beneficiary);

                     (ix) settlement of all deferred compensation arrangements in accordance with the Executive s duly executed Deferral Election Forms or the terms of any mandatory deferral;

                     (x) continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of:

                     (A) the Executive s attainment of age 60; or

                     (B) the date, or dates, he receives substantially equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); PROVIDED THAT (1) if the Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (x) of this Section 10(f), he shall receive cash payments equal on an after-tax basis to the cost to him of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (x) of this Section 10(f), (2) such cost shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

                     (xi) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

           "Approved Early Retirement" shall mean the Executive s voluntary termination of employment with the Company at or after attaining age 55 but prior to attaining age 60, if such termination is approved in advance by the Compensation Committee.

           "Normal Retirement" shall mean the Executive s voluntary termination of employment with the Company at or after attaining age 60.

                     (g) NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Section 10, the Executive shall be under no obligation to seek other employment; amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

                     (h) NATURE OF PAYMENTS. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

                     (i) EXCLUSIVITY OF SEVERANCE PAYMENTS. Upon termination of the Executive s employment during the Term of Employment, he shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 10.

                     (j) RELEASE OF EMPLOYMENT CLAIMS. The Executive agrees, as a condition to receipt of the termination payments and benefits provided for in this Section 10, that he will execute a release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of the Executive s employment (other than enforcement of this Agreement, the Executive s rights under any of the Company's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, and any claim for any tort for personal injury not arising out of or related to his termination of employment).

           11. CONFIDENTIALITY; COOPERATION WITH REGARD TO LITIGATION.

                     (a) During the Term of Employment and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential or make use of any Confidential Information, except when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

                     (b) During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, the Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

                     (c) "Confidential Information" shall mean all information that is not known or available to the public concerning the business of the Company or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public. Confidential Information shall include information that is, or becomes, known to the public as a result of a breach by the Executive of the provisions of Section 11(a) above.

                     (d) "Subsidiary" shall mean any corporation controlled directly or indirectly by the Company and any affiliate of the Company.

                     (e) The Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following the Executive s termination of employment for any reason), by making himself available to testify on behalf of the Company or any Subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary or affiliate of the Company, as requested. The Company agrees to reimburse the Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

           12.       NON-COMPETITION.

                     (a) During the Restriction Period (as defined in Section 12(b) below), the Executive shall not engage in Competition with the Company or any Subsidiary. "Competition" shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "Competitor" shall mean (i) Payless Shoe Source, Wal-Mart, Kmart, Kohl's Venator, Footlocker, Lady Footlocker, Kids' Footlocker, Finish Line, Genesco, Sports Authority, Shoe Carnival, Shoe Department, Designer Shoe Warehouse, Brown Shoe, Famous Footwear, Target, Sears and J.C. Penney, (and any successor or successors thereto) or (ii) the portion of any other corporation or other entity or start-up corporation or entity that is engaged in the Discount Retail Footwear Business within fifty (50) miles of any Discount, Value/Moderate Priced or Athletic Retail Footwear Business outlet in the United States of the Company or any Subsidiary, provided that a corporation or entity described in clause (ii) above shall not be deemed to be a Competitor if the Executive shall not either directly or indirectly oversee or manage the activities of such corporation or entity s division or unit engaged in the Discount, Value/Moderate Priced or Athletic Retail Footwear Business. If the Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated at the time the Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity (and the contemplation of such activities was known to the Executive) or (y) the Executive commences directly or indirectly overseeing or managing the activities which are competitive with the activities of the Company or Subsidiary. The Executive shall not be deemed indirectly overseeing or managing the activities which are competitive with the activities of the Company or Subsidiary so long as he does not regularly participate in discussions with regard to the competing business. For purposes of the foregoing, "Discount, Value/Moderate Priced or Athletic Retail Footwear Business" shall mean a group of stores or an e-commerce or catalog business which sells Discount, Value/Moderate Priced or Athletic footwear.

                     (b) For the purposes of this Section 12 and Section 13 below, "Restriction Period" shall mean the period beginning with the Effective Date and ending with:

                     (i) in the case of a termination of the Executive s employment without Cause or a Constructive Termination Without Cause, in either case prior to a Change in Control, the earlier of (1) the end of the Severance Period (as such term is defined in Section 10(c)(ii)) and (2) the occurrence of a Change in Control;

                     (ii) in the case of a termination of the Executive s employment for Cause, the first anniversary of such termination;

                     (iii) in the case of a voluntary termination of the Executive s employment pursuant to Section 10(d) above followed by the Company s election to pay the Executive (and subject to the payment of) 50% of his Base Salary, as provided in Section 10(d) above, the end of the 18-month period following such termination;

                     (iv) in the case of a voluntary termination of the Executive s employment pursuant to Section 10(d) above which is not followed by the Company s election to pay the Executive such 50% of Base Salary, the date of such termination;

                     (v) in the case of Approved Early Retirement or Normal Retirement pursuant to Section 10(f) above, the remainder of the Term of Employment; or

                     (vi) in the case of a termination of the Executive s employment without Cause or a Constructive Termination Without Cause, in either case following a Change in Control, immediately upon such termination of employment.

              13. NON-SOLICITATION OF EMPLOYEES.

                     During the portion of the Restriction Period following the termination of the Executive s employment, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment. During the portion of the Restriction Period following the termination of the Executive s employment, the Executive shall not directly or indirectly hire any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

           14. REMEDIES.

                     In addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in Sections 11, 12 or 13 above, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company.

           15. RESOLUTION OF DISPUTES.

                     Any disputes arising under or in connection with this Agreement, other than seeking injunctive relief under Section 14, shall be resolved by binding arbitration, to be held at an office closest to the Company s principal offices in accordance with the rules and procedures of the American Arbitration Association, except that disputes arising under or in connection with Sections 11, 12 and 13 above shall be submitted to the federal or state courts in the State of New Jersey. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due the Executive under this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive in seeking to enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to the Executive promptly by the Company, whether or not the Executive is successful in asserting such rights; PROVIDED, HOWEVER, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that the Executive s assertion of such rights was in bad faith or frivolous.

           16.       INDEMNIFICATION.

                     (a) COMPANY INDEMNITY. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company s certificate of incorporation or bylaws or resolutions of the Company s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of the Executive s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

                     (b) NO PRESUMPTION REGARDING STANDARD OF CONDUCT. Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under
Section 16(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

                     (c) LIABILITY INSURANCE. The Company agrees to continue and maintain a directors and officers liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

           17. EXCISE TAX GROSS-UP.

                     If the Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to the Executive at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by the Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 17, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the sum of the products of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in the Executive s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

                     For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                     (i) The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to the Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                     (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

                     (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

                     For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive s adjusted gross income); and
(C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in the Executive s adjusted gross income. In the event that the

Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                     The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; PROVIDED, HOWEVER, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); PROVIDED, HOWEVER, that the Company s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

           18. EFFECT OF AGREEMENT ON OTHER BENEFITS.

                     Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive s participation in any other employee benefit or other plans or programs in which he currently participates.

           19. ASSIGNABILITY; BINDING NATURE.

                     This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such

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assignee or transferee assumes the liabilities, obligations and duties of the
Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 24 below.

           20.       REPRESENTATION.

                     The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

           21.       ENTIRE AGREEMENT.

                     This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

           22. AMENDMENT OR WAIVER.

                     No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

           23. SEVERABILITY.

                     In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

           24. SURVIVORSHIP.

                     The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

           25. BENEFICIARIES/REFERENCES.

                     The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive s death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

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           26. GOVERNING LAW/JURISDICTION.

                     This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws, except insofar as the Delaware General Corporation Law, federal laws and regulations may be applicable. Subject to
Section 15, the Company and the Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York , (ii) any of the courts of the State of New York , or (iii) any other court having jurisdiction. The Company and the Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.



           27. NOTICES.

                     Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

          If to the Company:          Footstar, Inc.
                                      One Crosfield Road
                                      West Nyack,  New York10994
                                      Attention: Sr. Vice President and
                                                 General Counsel

          If to the Executive:        Mark G. Morrison.


            28. HEADINGS.

                     The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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           29. COUNTERPARTS.

                     This Agreement may be executed in two or more counterparts.

                     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                    FOOTSTAR, INC


                                    By:   /S/ J.M. ROBINSON
                                        ---------------------------------------
                                    Name:  J. M. Robinson
                                    Title: Chairman & Chief Executive Officer


                                    EXECUTIVE


                                    /S/ MARK, G. MORRISON
                                    ----------------------
                                    Mark G. Morrison










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